CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Dimensional ETF Trust of our report dated December 22, 2021, relating to the financial statements and financial highlights, which appears in the Annual Report on Form N-CSR for the year ended October 31, 2021 for the Tax-Managed U.S. Marketwide Value Portfolio II, a series of Dimensional Investment Group Inc. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 11, 2022